AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Sustainability and Impact Equity Fund
a series of
Touchstone Strategic Trust

This AMENDMENT is made as of July 19, 2019 to the Sub-Advisory Agreement dated March 1, 2018 (the “Agreement”) between Touchstone Advisors, Inc. (the “Advisor”) and Rockefeller & Co. LLC (the “Sub-Advisor”) relating to the Touchstone Sustainability and Impact Equity Fund, a series of the Touchstone Strategic Trust (the “Fund”).

1.
Effective on July 29, 2019, the name of the Fund shall be changed to the Touchstone Global ESG Equity Fund. Each reference to the Fund in the Agreement shall be changed to the Touchstone Global ESG Equity Fund.

2.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	ROCKEFELLER & CO. LLC
BY:/s/ Steven M. Graziano Steven M. Graziano President	BY:/s/ Edmond N. Moriarty III Name: Edmond N. Moriarty III Title: Chief Financial Officer
BY:/s/ Timothy D. Paulin Timothy D. Paulin Senior Vice President